Exhibit A

TRANSACTIONS IN THE SHARES DURING THE PAST SIXTY (60) DAYS
BY THE REPORTING PERSON

The following tables set forth all transactions in the Shares effected by the Reporting Person during the past sixty (60) days. Except as noted below, all such transactions were effected in the open market through brokers and the price per share is net of commissions. The price reported in the column Price Per Share ($) is a weighted average price if a price range is indicated in the column Price Range ($). These Shares were purchased in multiple transactions at prices between the price ranges indicated in the column Price Range ($). The Reporting Person will undertake to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price.

Trade Date	Shares Purchased (Sold)	Price Per Share ($)	Price Range ($)

01/09/2019	190,000	33.92	33.79 – 34.00
01/10/2019	238,500	33.66	33.23 – 34.00
01/11/2019	135,000	33.59	33.07 – 34.00
01/14/2019	125,000	32.82	32.60 – 33.00
01/14/2019	161,100	33.47	33.39 – 33.68
01/15/2019	314,000	33.33	32.71 – 33.50
01/16/2019	100	33.44	33.43 – 33.44
01/17/2019	185,000	32.58	32.21 – 32.75
01/18/2019	200,000	33.35	32.94 – 33.50
01/22/2019	212,000	33.25	32.57 – 33.50
01/23/2019	3,400	33.24
01/24/2019	200,000	33.41	33.34 – 33.49
01/28/2019	200,000	31.96	31.67 – 32.30
01/29/2019	300,000	31.86	31.51 – 32.22
01/30/2019	86,600	32.28	31.90 – 32.66
01/30/2019	103,400	32.98	32.75 – 33.47
01/31/2019	200,000	33.23	32.87 – 33.50
02/01/2019	200,000	32.89	32.74 – 33.17
02/04/2019	38,800	32.96	32.88 – 32.99
02/06/2019	90,000	33.09	32.97 – 33.25
02/12/2019	200,000	33.13	32.82 – 33.49